FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Second Quarter 2021 Results

Key Performance Metrics Improve

Second Quarter 2021 Highlights*

* (All comparisons are versus the prior year period unless stated otherwise)

•

Revenue was $265.6 million, an increase of 19% or $42.2 million,  primarily due to an increase in Media segment revenue driven by the increased monetization of content and, to a lesser extent, an increase in Live Event segment revenue reflecting ticket sales from WrestleMania,  the Company’s first ticketed live event since the first quarter 2020

•

Operating income was $46.3 million, a decrease of 17% or $9.4 million, primarily driven by higher television and event-related production expense related to WWE ThunderDome and WrestleMania 37 and, to a lesser extent, increased personnel expense, including $8.1 million in severance expense as well as higher compensation expense as employees returned from furlough

•	Adjusted OIBDA[1] was $68.1 million, a decrease of 7% or $5.4 million
•

WWE announced its return to live event touring beginning July 16, 2021, with tickets for events on sale through the end of September 2021.  The five events that aired through July 26 have been at or close to full capacity with current demand for future events at least on par with 2019

•	Digital video views were a record 11.2 billion, an increase of 13%, and hours consumed were a record 394 million, an increase of 5%, across digital and social platforms[2]
•	Return of capital to shareholders totaled $27.9 million, including $18.8 million in share repurchases and $9.1 million in dividends paid

STAMFORD, Conn., July 29, 2021 - WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2021.

“During the second quarter, we generated solid financial results as we continued to focus on building fan engagement,” said Vince McMahon, WWE Chairman & CEO. “With the announced return to live event touring and robust ticket demand, we believe we can further consumption across platforms, maximize new business opportunities and drive long-term growth.”

Kristina Salen, WWE Chief Financial Officer, added “In the quarter, Adjusted OIBDA results reflected an increase in television production expenses to enhance the viewing experience of WWE’s fans. Although Adjusted OIBDA declined, key performance metrics demonstrated positive trends and we continue to realize better than expected television production efficiencies, stronger sponsorship sales and heightened demand for our live events.”

Second-Quarter Consolidated Results*

* (All comparisons are versus the prior year period unless stated otherwise)

Revenue was $265.6 million, an increase of 19% or $42.2 million, primarily due to an increase in Media segment revenue driven by the increased monetization of content and, to a lesser extent, an increase in Live Event segment revenue reflecting ticket sales from WrestleMania, the Company’s first ticketed live event since the first quarter 2020.

Operating Income was $46.3 million, a decrease of 17% or $9.4 million, primarily driven by increased television and event-related production expense due to WWE ThunderDome and WrestleMania 37. In the prior year quarter, WWE produced all televised content, including WrestleMania 36, from its lower production cost training facility. The decrease in operating income was also driven by an increase in personnel expense, which includes $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production, as well as higher compensation expense as employees returned from furlough. The increase in operating expense was partially offset by an increase in Media segment revenue driven by the increased monetization of content and, to a lesser extent, an increase in Live Event segment revenue reflecting ticket sales from WrestleMania.  Additionally, operating income reflected a $4.2 million year-over-year reduction in stock compensation expense primarily due to forfeitures arising from the Company’s business restructuring. The Company’s operating income margin decreased to 17.4% from 24.9%, driven by the increase in production and personnel expenses (described above).

Adjusted OIBDA (which excludes stock compensation) was $68.1 million, a decrease of 7% or $5.4 million. Adjusted OIBDA excludes $8.1 million in severance expense (described above). The Company’s Adjusted OIBDA margin decreased to 25.6% from 32.9%.

Net Income was $29.2 million, a decrease of 33% or $14.6 million, reflecting lower operating performance as described above. Current period results reflected the after-tax impact of $6.3 million in severance expense and compared to the after-tax impact of $6.1 million from an unrealized gain on an equity investment in the prior year period. Excluding these items, Adjusted Net Income3 was $35.5 million, a decrease of 6% or $2.2 million.

Cash flows generated by operating activities were $19.5 million, a decrease from $74.8 million, primarily driven by the timing of collections associated with Network revenue, higher federal income tax payments due to lower foreign tax credits and, to a lesser extent, lower operating performance.

Free Cash Flow was $13.3 million, a decrease from $67.7 million, primarily driven by the change in operating cash flow.4

Cash, cash equivalents and short-term investments were $443 million as of June 30, 2021.

Debt totaled $220 million as of June 30, 2021, including $198 million associated with the carrying value of convertible senior notes due 2023. The Company has no amounts outstanding under its revolving line of credit and estimates related debt capacity of approximately $200 million.

Return of Capital to Shareholders

The Company returned $27.9 million to shareholders in the second quarter 2021, including $18.8 million in share repurchases and $9.1 million in dividends paid. Under the Company’s existing share repurchase program, more than 336,000 shares were repurchased at an average price of $55.77 per share in the second quarter 2021, resulting in approximately $323 million remaining available for repurchase of the $500 million authorization. WWE intends to continue opportunistic repurchases under the program.

Basis of Presentation

For the three and six-month periods ended June 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense. For the three-month period ended June  30, 2020, the Company’s consolidated pre-tax results included the impact of an unrealized gain of $7.7 million related to the recognition of an upward mark-to-market adjustment on a certain equity investment. For the six-month period ended June 30, 2020, the Company’s consolidated pre-tax results included a net loss of $3.8 million related to certain equity investments, which included $11.5 million of impairment charges partially offset by an unrealized gain of $7.7 million. A reconciliation of Net Income to Adjusted Net Income for the three and six-month periods ended June 30,  2021 and 2020 can be found in the supplemental schedule on page 13 of this release.

Results by Operating Segment*

* (All comparisons are versus the prior year period unless stated otherwise)

Media

Second-Quarter 2021

Revenue was $233.9 million, an increase of 17% or $33.8 million, primarily driven by the increased monetization of content, including higher content license fees associated with the delivery of WWE Network content, the contractual escalation of core content rights fees from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as license fees from the distribution of original content.  Finally, Media revenue increased due to higher sales of advertising and sponsorship across platforms.

Operating income was $80.8 million, a decrease of  1% or $0.8 million, as the increase in revenue  (described above) was more than offset by an increase in television production expense due to WWE ThunderDome as well as a $3.4 million decrease in stock compensation expense (as described above).

Adjusted OIBDA (which excludes stock compensation) was $86.2 million, representing a decrease of 5% or $4.3 million.

Live Events

Second-Quarter 2021

Revenue was $9.2 million, an increase of more than 8x or $8.2 million, driven by an increase in ticket sales as the Company staged its marquee annual event, WrestleMania, over two-consecutive sold-out nights.  WrestleMania was the Company’s first ticketed-audience event held since the onset of the COVID-19 outbreak more than one year ago.

Operating income was $0.9 million, an increase of 120% or $5.4 million,  as the increase in ticket sales (described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA was  $1.1 million, an increase of 126% or $5.3 million.

Consumer Products

Second-Quarter 2021

Revenue was $22.5 million, an increase of 1% or $0.2 million, as higher toy royalties and venue merchandise sales resulting from WrestleMania (described above) offset lower eCommerce merchandise sales. The decrease in eCommerce sales reflected a tough comparison to elevated COVID-related sales in the prior year quarter.

Operating income was $7.9 million, an increase of 4% or $0.3 million,  primarily due to changes in product mix and, to a lesser extent, an increase in revenue (described above).

Adjusted OIBDA was $8.4 million, representing an increase of 4% or $0.3 million.

Business Outlook5

In January, the Company issued Adjusted OIBDA guidance of $270 million to $305 million for the full year 2021. During the second quarter, key performance metrics demonstrated positive trends, and the Company continued to realize better-than-expected television production efficiencies, stronger sponsorship sales, and heightened demand for its live events.  However, management is not adjusting full year 2021 guidance at this time given ongoing caution regarding the potential impact of COVID-19 and its variants on WWE’s operations.

Additionally, the Company anticipates spending on its new headquarters buildout as the projects re-starts in the second half of 2021. For the full year 2021, the Company estimates total capital expenditures of $85 million to $105 million. The increase in capital expenditures for 2021 reflects the acceleration of certain construction spend, as the overall cost of construction – net of tenant incentives, tax credits and other capital offsets - has not materially increased. The total net cost of the Company’s new headquarters through completion is estimated within a range of $160 million to $180 million.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 5. A reconciliation of three and six-month periods ended June 30, 2021 and 2020 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 14

(2)

Consumption includes videos viewed on third-party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App, including the Free Version of WWE Network). Facebook consumption, which is a primary driver of the growth in digital consumption, reflects an increase in the related measurement window from 30 days to 6 months after posting- effective April 1, 2021

(3)	A reconciliation of three and six-month periods ended June 30, 2021 and 2020 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 13
(4)

A reconciliation of three and six-month periods ended June  30, 2021 and 2020 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15

(5)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2020. In addition, WWE is unable to provide a reconciliation of full year 2021 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on July 29,  2021, to discuss the Company's earnings results for the second quarter ended 2021. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1324046).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 29, 2021 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG programming can be seen in more than 900 million homes worldwide in 28 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all live pay-per-views, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network. The Company is headquartered in Stamford, Connecticut.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving media landscape; WWE Network; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Revenue:
Media	$233.9	$200.1	$475.9	$456.7
Live Events	9.2	1.0	9.7	18.5
Consumer Products	22.5	22.3	43.5	39.2
Total Net Revenue	$265.6	$223.4	$529.1	$514.4

Operating Income (Loss):
Media	$80.8	$81.6	$177.9	$170.9
Live Events	0.9	(4.5)	(3.6)	(7.7)
Consumer Products	7.9	7.6	14.1	10.5
Corporate (1)	(43.3)	(29.0)	(77.0)	(64.7)
Total Operating Income	$46.3	$55.7	$111.4	$109.0

Adjusted OIBDA:
Media	$86.2	$90.5	$192.8	$193.1
Live Events	1.1	(4.2)	(3.2)	(6.8)
Consumer Products	8.4	8.1	15.1	11.9
Corporate (1)	(27.6)	(20.9)	(52.7)	(47.4)
Total Adjusted OIBDA	$68.1	$73.5	$152.0	$150.8

(1)

During the three and six-month periods ended June 30, 2021, corporate expense increased $14.3 million, primarily driven by an increase in severance expense, including $8.1 million in severance expense (excluded in Adjusted OIBDA) primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. The Company did not record any such severance expense during the three and six-month periods ended June 30, 2020

World Wrestling Entertainment, Inc.

Operating Segment Performance

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Media Revenue:
Network (including pay-per-view) (1)	$61.5	$49.4	$140.9	$92.9
Core content rights fees (2)	141.8	132.9	281.5	266.1
Advertising and sponsorship (3)	18.7	13.3	34.3	30.7
Other (4)	11.9	4.5	19.2	67.0
Total Revenue	$233.9	$200.1	$475.9	$456.7

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Live Events Revenue:
North American ticket sales	$6.7	$—	$6.7	$15.2
International ticket sales	—	—	—	0.2
Advertising and sponsorship (5)	0.3	0.3	0.3	0.4
Other (6)	2.2	0.7	2.7	2.7
Total Revenue	$9.2	$1.0	$9.7	$18.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Consumer Products Revenue:
Consumer product licensing	$11.3	$9.7	$22.3	$17.4
eCommerce	9.9	12.6	19.9	18.6
Venue merchandise	1.3	—	1.3	3.2
Total Revenue	$22.5	$22.3	$43.5	$39.2

(1)

Network revenue consists of revenue earned from fees from customers of WWE Network and license fees under international licensed partner agreements, as well as amounts earned from our pay-per-view broadcasts. Effective March 18, 2021, Network revenue includes the domestic monetization of WWE Network generated from content license fees. Network revenue for the six months ended June 30, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights recorded in the first quarter 2021

(2)

Core content rights fees consist primarily of licensing revenue earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(3)

Advertising and sponsorship revenue consists primarily of advertising revenue generated from the Company’s content on third-party social media platforms and sponsorship fees from sponsors that promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots

(4)

Other forms of media monetization reflect revenue earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(5)

Advertising and sponsorship revenue consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events)

(6)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenues	$265.6	$223.4	$529.1	$514.4
Operating expenses	156.1	117.4	298.2	292.8
Marketing and selling expenses	16.0	17.5	34.9	40.2
General and administrative expenses	36.3	22.0	62.9	50.7
Depreciation and amortization	10.9	10.8	21.7	21.7
Operating income	46.3	55.7	111.4	109.0
Interest expense	8.5	9.1	17.0	17.3
Other (expense) income, net	(0.1)	8.5	0.4	(1.9)
Income before income taxes	37.7	55.1	94.8	89.8
Provision for income taxes	8.5	11.3	21.8	19.8
Net income	$29.2	$43.8	$73.0	$70.0

Earnings per share:
Basic	$0.38	$0.57	$0.95	$0.90
Diluted	$0.34	$0.52	$0.85	$0.83

Weighted average common shares outstanding:
Basic	76.3	77.4	76.8	77.4
Diluted	85.5	83.9	85.6	84.5
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$322.6	$462.1
Short-term investments, net	120.2	131.3
Accounts receivable, net	113.9	52.0
Inventory	7.0	8.4
Prepaid expenses and other current assets	57.5	73.1
Total current assets	621.2	726.9
Property and equipment, net	152.0	161.5
Finance lease right-of-use assets, net	301.8	310.8
Operating lease right-of-use assets, net	11.9	13.5
Content production assets, net	8.8	15.4
Investment securities	10.8	11.1
Deferred income tax assets, net	11.9	10.1
Other assets, net	47.5	48.0
Total assets	$1,165.9	$1,297.3
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$100.4
Finance lease liabilities	9.5	9.6
Operating lease liabilities	5.0	4.0
Convertible debt	197.9	194.7
Accounts payable and accrued expenses	128.1	124.7
Deferred income	55.4	62.9
Total current liabilities	396.3	496.3
Long-term debt	21.5	21.7
Finance lease liabilities	374.7	379.9
Operating lease liabilities	7.4	9.7
Other non-current liabilities	5.1	0.9
Total liabilities	805.0	908.5
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	419.2	424.7
Accumulated other comprehensive income	2.9	3.0
Accumulated deficit	(62.0)	(39.7)
Total stockholders’ equity	360.9	388.8
Total liabilities and stockholders' equity	$1,165.9	$1,297.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
OPERATING ACTIVITIES:
Net income	$73.0	$70.0
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	16.0	12.0
Depreciation and amortization	25.4	24.3
Other amortization	9.0	8.8
Loss on equity investments, net	0.8	3.8
Stock-based compensation	10.8	20.1
(Benefit from) provision for deferred income taxes	(1.9)	2.6
Other non-cash adjustments	0.4	9.4
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(63.1)	(6.2)
Inventory	2.7	0.4
Prepaid expenses and other assets	15.2	6.7
Content production assets	(9.1)	(14.7)
Accounts payable, accrued expenses and other liabilities	7.7	(3.8)
Deferred income	(7.5)	7.3
Net cash provided by operating activities	79.4	140.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(12.3)	(15.4)
Purchases of short-term investments	(132.6)	(31.0)
Proceeds from sales and maturities of investments	143.0	67.7
Purchase of investment securities	(0.6)	—
Net cash (used in) provided by investing activities	(2.5)	21.3
FINANCING ACTIVITIES:
Repayment of debt	(100.2)	(2.6)
Repayment of finance leases	(5.4)	(5.4)
Dividends paid	(18.3)	(18.6)
Proceeds from borrowings under Revolving Credit Facility	—	200.0
Taxes paid related to net settlement upon vesting of equity awards	(0.7)	(2.6)
Proceeds from issuance of stock	2.0	1.4
Repurchase and retirement of common stock	(93.8)	—
Net cash (used in) provided by financing activities	(216.4)	172.2
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(139.5)	334.2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	462.1	90.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$322.6	$424.6
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$3.0	$3.4

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2021			2020
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Gain on Investments (2)	Adjusted
Operating income	$46.3	$8.1	$54.4	$55.7	$—	$55.7
Interest expense	8.5	—	8.5	9.1	—	9.1
Other (expense) income, net	(0.1)	—	(0.1)	8.5	(7.7)	0.8
Income before taxes	37.7	8.1	45.8	55.1	(7.7)	47.4
Provision for income taxes	8.5	1.8	10.3	11.3	(1.6)	9.7
Net income	$29.2	$6.3	$35.5	$43.8	$(6.1)	$37.7
Earnings per share - diluted	$0.34	$0.07	$0.42	$0.52	$(0.07)	$0.45

	Six Months Ended June 30,
	2021			2020
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Loss on Investments (2)	Adjusted
Operating income	$111.4	$8.1	$119.5	$109.0	$—	$109.0
Interest expense	17.0	—	17.0	17.3	—	17.3
Other (expense) income, net	0.4	—	0.4	(1.9)	3.8	1.9
Income before taxes	94.8	8.1	102.9	89.8	3.8	93.6
Provision for income taxes	21.8	1.9	23.7	19.8	0.8	20.6
Net income	$73.0	$6.2	$79.2	$70.0	$3.0	$73.0
Earnings per share - diluted	$0.85	$0.07	$0.93	$0.83	$0.04	$0.86

(1)

During the three and six-month periods ended June 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. The Company did not record any such expense during the three and six-month periods ended June 30, 2020

(2)

During the three-month period ended June 20, 2020, the Company’s consolidated pre-tax results included an unrealized gain of $7.7 million related to the recognition of an upward mark-to-market adjustment on a certain equity investment. During the six-month period ended June 30, 2020, the Company’s consolidated pre-tax results included a net loss of $3.8 million related to certain equity investments, which included $11.5 million of impairment charges partially offset by an unrealized holding gain of $7.7 million. The Company did not record any such unrealized gain or impairment charges during the three and six-month periods ended June 30, 2021

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments (2)	Adjusted OIBDA
Media	$80.8	$3.8	$1.6	$—	$86.2
Live Events	0.9	—	0.2	—	1.1
Consumer Products	7.9	0.1	0.4	—	8.4
Corporate	(43.3)	7.0	0.6	8.1	(27.6)
Total	$46.3	$10.9	$2.8	$8.1	$68.1

	Three Months Ended June 30, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments	Adjusted OIBDA
Media	$81.6	$3.8	$5.1	$—	$90.5
Live Events	(4.5)	—	0.3	—	(4.2)
Consumer Products	7.6	—	0.5	—	8.1
Corporate	(29.0)	7.0	1.1	—	(20.9)
Total	$55.7	$10.8	$7.0	$—	$73.5

	Six Months Ended June 30, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments (2)	Adjusted OIBDA
Media	$177.9	$7.5	$7.4	$—	$192.8
Live Events	(3.6)	—	0.4	—	(3.2)
Consumer Products	14.1	0.1	0.9	—	15.1
Corporate	(77.0)	14.1	2.1	8.1	(52.7)
Total	$111.4	$21.7	$10.8	$8.1	$152.0

	Six Months Ended June 30, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation (1)	Other Adjustments	Adjusted OIBDA
Media	$170.9	$7.7	$14.5	$—	$193.1
Live Events	(7.7)	—	0.9	—	(6.8)
Consumer Products	10.5	—	1.4	—	11.9
Corporate	(64.7)	14.0	3.3	—	(47.4)
Total	$109.0	$21.7	$20.1	$—	$150.8

(1)

During the three-month period ended June 30, 2021, stock compensation expense decreased $4.2 million primarily due to forfeitures arising from the Company’s business restructuring. During the six-month period ended June 30, 2021, stock compensation expense decreased $9.3 million primarily due to an immediate vesting award in the prior year period as well as, in the current period, forfeitures arising from the Company’s business restructuring

(2)

During the three and six-month periods ended June 30, 2021, the Company’s consolidated pre-tax results included the impact of $8.1 million in severance expense primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. The Company did not record any such expense during the three and six-month periods ended June 30, 2020

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$19.5	$74.8	$79.4	$140.7
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(6.2)	(7.1)	(12.3)	(15.4)
Free Cash Flow	$13.3	$67.7	$67.1	$125.3